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Corillian Reports Third Quarter Results; Exceeds Third Quarter EPS Expectations
by Four Cents

PORTLAND, Ore.—October 24, 2001—Corillian Corp. (NASDAQ: CORI), a leading global provider of eFinance solutions, today reported financial results for its third fiscal quarter ended September 30, 2001.

Revenue for the third quarter was $15.0 million, a 58 percent increase over revenue of $9.5 million for the same quarter of 2000. In addition, the company also recognized $1.7 million of funded research and development revenue, which, as required by Generally Accepted Accounting Principles, was recorded as a reduction in R&D expense.

Excluding non-cash charges related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, pro forma net loss for the third quarter was $3.6 million, and pro forma net loss per share was $0.10 on 34.8 million weighted shares outstanding, exceeding the First Call consensus pro forma net loss per share estimate of $0.14. Pro forma net loss per share was $0.19 on 32.1 million weighted shares outstanding for the third quarter of 2000.

Net loss for the quarter was $6.3 million, including non-cash charges of $2.7 million related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, resulting in a net loss per share of $0.18 on 34.8 million weighted shares outstanding. The net loss per share for the comparable prior year period was $0.24 on 32.1 million weighted shares outstanding.

"We are pleased with our strong financial results in a challenging economic environment," said Ted Spooner, chief executive officer. "We significantly exceeded bottom-line expectations on strong growth and continued cost containment. We strengthened our market leading retail Internet banking position by signing new contracts with innovative financial institutions such as SunTrust Bank, Bank of Stockton, and Bank of Bangkok. We also recently signed a significant product development and global marketing agreement that solidifies our already strong bonds with Microsoft. We believe that this agreement cements our relationship as Microsoft's preferred eFinance partner."

"In light of the challenging economic environment, we are expanding our cost-reduction programs to drive towards profitability," continued Mr. Spooner. "As part of these cost reduction efforts, the company has reduced its global workforce by approximately 20 percent. This and other measures are expected to result in annualized cost savings of approximately $10 million, the full benefit of which we expect to realize beginning in the first quarter of 2002. We remain focused on providing resources to critical technology initiatives and sales and support services so that we may capitalize on opportunities as market conditions improve."

Recent Highlights

  •
  Corillian and Microsoft signed a multi-year alliance agreement to deliver a joint enterprise eFinance solution to financial institutions worldwide. The agreement spans technology development, marketing, sales and support of solutions based on Corillian's Voyager Internet banking platform, Microsoft Windows 2000 Server network operating system, and.NET, Microsoft's platform for XML Web services.

  •
  Corillian announced a new version of its Corillian Voyager platform, version 3.0. Corillian Voyager 3.0 is a high-performance platform that ensures that financial institutions can seamlessly incorporate the latest emerging eFinance technology available: Internet banking, bill delivery and payment, customer relationship management, enhanced account aggregation, and small business transactions. Leveraging the robust Microsoft Windows 2000 platform, Corillian Voyager 3.0 provides financial institutions with the industry's most reliable and scalable eFinance platform.

  •
  Using Corillian Voyager, Suncorp Metway's Internet banking site was rated the fastest site in Australia.

  •
  Corillian expanded its relationship with SunTrust Banks, Inc., the ninth largest bank in the U.S., by licensing additional technology to SunTrust to enhance the functionality, scalability and manageability of SunTrust's online offering.

  •
  Corillian Voyager remains the number one retail Internet banking platform with more end users than any of its competitors. As of the end of the third quarter, there were over three million active end users on Corillian Voyager platforms, compared to 666,000 end users as of September 30, 2000, an increase of more than 350% percent.

  •
  Recent new customers signed include: another top 100 U.S. bank, which brings Corillian's customer total to 15 of the top 100, and Bank of Bangkok. As of September 30, 2001, Corillian had 55 Corillian Voyager customers, compared to 40 customers as of September 30, 2000.

  •
  Corillian is now a board member of the Open Financial Exchange (OFX) Consortium. Corillian will serve as a chair to a new steering committee to help broaden the already mounting industry support of OFX, which enables the direct, secure exchange of financial information via the Internet.

  •
  Corillian appointed Eric Dunn, eFinance veteran and former Intuit executive and founder, to the board of directors.

Business Outlook

The following forward-looking statements are based on our current expectations and are subject to risks and uncertainties. Actual results may differ materially.

  •
  Based on our current backlog of projects in implementation and sales pipeline, we expect revenue for the fourth quarter of 2001 to be $16 to $17 million, and revenue for the full year 2001 to be $60 to $61 million. Despite the economic uncertainty, we remain optimistic about our business outlook for 2002, given our product strength, end user growth and continued success in implementations. For 2002, we anticipate that we will see revenue growth of 30 to 40 percent in our core business and declining revenue in our non-core business, as CSI's third-party business continues to decline and we shift CSI personnel to Corillian projects.

  •
  We expect gross profit margin to be 48 to 50 percent in the fourth quarter of 2001, and gross profit margin to be 44 to 46 percent for the year 2001. Gross profit margin for 2002 is expected to be 50 to 55 percent.

  •
  We anticipate operating expenses, excluding non-cash charges related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, to be $12 to $12.5 million for the fourth quarter of 2001 and $47 to $47.5 million for the year. Our fourth quarter expectations include a charge of approximately $1 million related to the reduction in workforce we put into effect this month. We anticipate operating expenses, excluding non-cash charges related to deferred stock-based compensation and acquisition-related intangible assets, to be $38 to $40 million for the full year 2002.

Cash and equivalents as of the end of the third quarter were $17.5 million. Net cash used in operations during the third quarter was approximately $8 million. We anticipate that net cash used in operations during the fourth quarter of the year will be approximately $2 to $3 million.

We anticipate breakeven on an EBITDA basis in the first quarter of 2002. Based on our current cash usage projections, we believe our cash position is more than sufficient to reach cash breakeven and to fund our operations throughout 2002.

About Corillian Corporation

Based in Oregon, and with international offices in Europe, Asia and Australia, Corillian Corporation is an award-winning provider of eFinance-enabling software for the financial services industry. Built on the Microsoft Windows 2000 platform, Corillian applications support Internet banking, bill delivery and payment, brokerage, customer relationship management, enhanced data aggregation, and small business transactions. Corillian Voyager can be deployed on-site at the financial institution or in the state-of-the-art Corillian Data Center. Corillian technology also enables Open Financial Exchange (OFX) access by finance management software packages such as Quicken®, QuickBooks® and Microsoft® Money. For more information about Corillian Corporation, visit our Web site at www.corillian.com.

Corillian Corp. will hold a conference call at 5:00 p.m. EST on October 24, 2001 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian's corporate Web site at http://investor.corillian.com.

# # #

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian's business outlook and prospects for success in the Internet banking software industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian is not successful in reaching milestones on significant projects or collecting payment for reaching those milestones, that Corillian's solutions do not continue to gain market acceptance, that Corillian faces pricing pressure in winning new deals or fails to sign new customers, that Corillian does not recognize an increased mix of license and maintenance revenues, that Corillian does not continue to see improvements in the utilization of its professional services personnel, that Corillian encounters significant problems in installing its software at its existing customers, that Corillian is not successful in managing the capital and human resources necessary for the development of its international operations, that Corillian incurs significant legal fees and expenses in defending lawsuits brought by impacted employees, that the third-party customers of Corillian Services terminate their contracts with Corillian Services and that financial institutions do not continue to demand Internet banking solutions or are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian's reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended June 30, 2001.

Note: Quicken and QuickBooks are registered trademarks of Intuit, Inc.

For more information contact:

Steve Sipowicz Chief Financial Officer Corillian Corp. e-mail: ssipowicz@corillian.com Phone: (503) 629-3300	David Kiser Director of Investor Relations Corillian Corp. e-mail: dkiser@corillian.com Phone: (503) 629-3785	Steve Shaw Corp. Communications Manager Corillian Corp. e-mail: sshaw@corillian.com Phone: (503) 629-3770

—Financial Tables to Follow—

CORILLIAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Quarter Ended
	September 30, 2001	June 30, 2001	September 30, 2000
Revenue	$15,031	$15,213	$9,515
Cost of revenue	7,801	8,507	6,977

Gross profit	7,230	6,706	2,538

Operating expenses:
Sales and marketing	5,694	5,026	4,033
Research and development	1,976	3,628	3,305
General and administrative	3,002	3,657	1,995
Amortization of intangibles	2,038	2,052	—
Amortization of deferred stock-based compensation	609	633	1,452

Total operating expenses	13,319	14,996	10,785

Loss from operations	(6,089)	(8,290)	(8,247)
Other income, net	(174)	(9)	655

Net loss	$(6,263)	$(8,299)	$(7,592)

Basic and diluted net loss per share	$(0.18)	$(0.24)	$(0.24)
Pro forma basic and diluted net loss per share	$(0.10)	$(0.16)	$(0.19)
Shares used in computing basic and diluted net loss per share and pro forma basic and diluted net loss per share	34,779	34,532	32,078
Pro forma net loss(1)	$(3,616)	$(5,614)	$(6,140)
Other income, net	174	9	(655)
Depreciation	1,253	1,146	534

EBITDA(2)	$(2,189)	$(4,459)	$(6,261)

(1)
Excludes amortization of deferred stock-based compensation and acquisition-related intangible assets.

(2)
Earnings before other income, net, depreciation and amortization.

CORILLIAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2001	December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$17,482	$49,150
Accounts receivable	9,191	8,649
Other current assets	14,773	6,172

Total current assets	41,446	63,971
Property and equipment, net	14,241	11,484
Intangible assets, net	16,764	22,769
Other assets	2,517	2,934

Total assets	$74,968	$101,158

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,154	$14,681
Deferred revenue	5,614	5,996
Current portion of long term debt and capital lease obligations	2,541	1,983
Other current liabilities	222	12

Total current liabilities	17,531	22,672
Long term debt and capital lease obligations, less current portion	4,223	5,265
Other long-term liabilities	1,223	628

Total liabilities	22,977	28,565

Shareholders' equity
Common stock	125,080	123,203
Deferred stock-based compensation	(1,954)	(4,164)
Unrealized translation (loss)/gain	(34)	30
Accumulated deficit	(71,101)	(46,476)

Total shareholders' equity	51,991	72,593

Total liabilities and shareholders' equity	$74,968	$101,158

CORILLIAN CORPORATION

KEY OPERATING DATA

	September 30, 2001	June 30, 2001	September 30, 2000
Revenue backlog(1)	$29,711,000	$28,443,000	$18,485,000
Active end users	3,015,000	2,446,000	666,000
Total Corillian Voyager Internet banking customers	55	52	40
Live Internet banking customers	37	34	21

(1)
Contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Maintenance and hosting agreements have a term of one to three years and are renewable at the option of the customer. Revenue backlog is not necessarily indicative of revenue to be recognized in any given future period.

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Corillian Reports Third Quarter Results; Exceeds Third Quarter EPS Expectations by Four Cents
CORILLIAN CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
CORILLIAN CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
CORILLIAN CORPORATION KEY OPERATING DATA